Exhibit 99.1

Equinix Reports Second Quarter 2008 Results

  Increased quarterly revenues to $172.0 million, a 9% increase over the previous quarter and an 87% increase over the same quarter last year
  Increased quarterly EBITDA to $69.1 million, an 11% increase over the previous quarter and a 96% increase over the same quarter last year
  Raised 2008 annual revenue guidance to $700.0 million to $710.0 million and EBITDA guidance to $280.0 million to $286.0 million

FOSTER CITY, Calif.--(BUSINESS WIRE)--Equinix, Inc. (Nasdaq:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today reported quarterly results for the period ended June 30, 2008.

Revenues were $172.0 million for the second quarter, a 9% increase over the previous quarter, and an 87% increase over the same quarter last year. Recurring revenues, consisting primarily of colocation, interconnection and managed services, were $163.4 million for the second quarter, a 9% increase over the previous quarter and an 86% increase over the same quarter last year. Non-recurring revenues were $8.6 million in the quarter, consisting primarily of professional services and installation fees.

Cost of revenues were $102.0 million for the second quarter, an 8% increase over the previous quarter and an 83% increase over the same quarter last year. Excluding depreciation, amortization, accretion and stock-based compensation of $35.9 million, cost of revenues were $66.1 million for the second quarter, a 7% increase over the previous quarter and a 96% increase over the same quarter last year. Cash gross margins, defined as gross profit less depreciation, amortization, accretion and stock-based compensation, divided by revenues, for the quarter were 62%, up from 61% the previous quarter and down from 63% the same quarter last year.

Selling, general and administrative expenses were $56.7 million for the second quarter, a 14% increase from the previous quarter and a 70% increase over the same quarter last year. Excluding depreciation, amortization and stock-based compensation of $19.9 million, selling, general and administrative expenses were $36.8 million for the second quarter, an 8% increase over the previous quarter and a 62% increase over the same quarter last year.

Net income for the second quarter was $2.2 million compared to net income of $5.4 million in the previous quarter and net income of $1.2 million in the same quarter last year. This reflects a negative $3.0 million quarter-over-quarter fluctuation related to foreign exchange, and a specific $3.1 million increase in stock-based compensation expense related to the executive change in our European operations. This represents a basic net income per share of $0.06 based on a weighted average share count of 36.6 million and a diluted net income per share of $0.06 based on a weighted average share count of 37.8 million for the second quarter of 2008.

EBITDA, defined as income or loss from operations before depreciation, amortization, accretion, stock-based compensation expense, restructuring charges and any gains or losses from asset sales, for the second quarter was $69.1 million, an increase of 11% from the previous quarter and up 96% from the same quarter last year.

“Equinix delivered another strong quarter and, as demonstrated by our increased guidance, is positioned for a very strong second half,” said Steve Smith, president and CEO of Equinix. “With our continued focus on business execution and delivering on customer needs, we have a solid foundation to fully capitalize on our market leadership position.”

Capital expenditures in the second quarter were $84.5 million, of which $11.9 million was attributed to ongoing capital expenditures and $72.6 million was attributed to expansion capital expenditures.

The Company generated cash from operating activities of $66.5 million for the second quarter as compared to $63.1 million in the previous quarter, and $38.1 million the same quarter last year. Cash used in investing activities was $108.4 million in the second quarter as compared to $165.1 million in the previous quarter and $157.4 million for the same quarter last year.

As of June 30, 2008, the Company’s cash, cash equivalents and investments were $324.7 million, as compared to $325.5 million as of March 31, 2008.

Other Company Developments

  As announced in a separate press release today, Margie Backaus has decided to step down from her role as chief business officer. Backaus will transition out of her current responsibilities through the end of the year
  Appointed Mark Adams to the post of chief development officer. Adams has over twenty years of strategy and business development experience across various sectors of the high-tech industry including positions at EFI, General Electric Capital, McKinsey & Company and Adaptec. He will have global responsibility over Equinix’s corporate strategy and M&A activity across all three regions
  Appointed Dave Pickut to the post of chief technology officer. Pickut, who has held several management positions with the Company since 2001, will play a key leadership role in developing and evangelizing Equinix’s technological blueprint for the IBX center of the future
  Completed on-schedule expansions in the London, Paris, Silicon Valley and Washington D.C. markets, adding approximately 2,750 cabinet equivalents in the U.S., and 2,600 cabinet equivalents in Europe
  Announced plans for an expansion in its existing NY4 IBX center in Secaucus, N.J. The expansion will add 1,100 cabinets to the Company’s capacity in the New York market at 5 kilowatts per cabinet. Capital expenditures for the expansion are expected to be in the range of $80.0 to $90.0 million, of which $52.0 million is expected to be committed in 2008
  Launched Equinix Exchange service in the Paris market and signed several initial customers

Company Metrics

  Cabinet capacity as of June 30, 2008, and excluding the Europe region, was approximately 33,300 cabinets, including 27,200 in the U.S., and 6,100 in Asia
  The total number of cabinets billing as of June 30, 2008, and excluding the Europe region, was approximately 25,100 representing an approximate utilization rate of 76%, a net increase of approximately 1,600 cabinets in the quarter
  Cabinet and MRR churn was approximately 2.0% in the quarter
  On a weighted average basis as of June 30, 2008, and excluding the Europe region, the number of cabinets billing was approximately 24,600 representing an approximate utilization rate of 78%. In the U.S., this result was 19,700 representing an approximate utilization rate of 77%. In Asia, this result was 4,900 representing an approximate utilization rate of 82%
  Weighted average monthly recurring revenue (MRR) per cabinet as of June 30, 2008, and excluding the Europe region, was $1,650. In the U.S., this result was $1,748 and in Asia, it was $1,261
  U.S. interconnection service revenues were 19% of U.S. recurring revenues for the quarter. Interconnection services represented approximately 14% of total worldwide recurring revenues for the quarter
  The total number of U.S. cross connects that were billing as of June 30, 2008 was 20,570
  The total number of exchange ports sold as of June 30, 2008 was 703, which included 120 in Asia and 69 in Europe, and 114 were 10 gigabits per second Ethernet ports
  Added 144 new customers in the quarter, including NASDAQ, bringing the total number of customers worldwide to 2,090, which excludes approximately 450 customers related to a portion of the Netherlands operations

Business Outlook

For the third quarter of 2008, the Company expects revenues to be in the range of $180.0 to $184.0 million. Cash gross margins are expected to be approximately 61% including incremental costs from expansion IBX centers opening in the quarter and increasing utility rates related to both seasonal and inflationary adjustments. Cash selling, general and administrative expenses are expected to be approximately $38.0 million. EBITDA for the quarter is expected to be between $70.0 and $74.0 million. Capital expenditures for the third quarter of 2008 are expected to be $125.0 to $130.0 million, comprised of approximately $25.0 million of ongoing capital expenditures and $100.0 to $105.0 million of expansion capital expenditures.

For the full year of 2008, total revenues are expected to be in the range of $700.0 to $710.0 million. Total year cash gross margins are expected to be approximately 61%. Cash selling, general and administrative expenses are expected to be approximately $148.0 million. EBITDA for the year is expected to be between $280.0 and $286.0 million. Capital expenditures for 2008 are expected to be in the range of $450.0 to $460.0 million, comprised of approximately $60.0 million of ongoing capital expenditures and $390.0 to $400.0 million of expansion capital expenditures. This range includes $50.0 million for the NY4 phase II expansion announced today and $30.0 million of capital expenditures for the LA4 IBX center, not originally included in the 2008 guidance. The total investment expected for the LA4 expansion remains unchanged at approximately $110 million. Expansion capital expenditures are for the announced expansions in the Amsterdam, Frankfurt, Hong Kong, London, Los Angeles, New York, Paris, Silicon Valley, Singapore, Sydney, Tokyo and Washington, D.C. markets.

The Company will discuss its results and guidance on its quarterly conference call on Wednesday, July 23, 2008, at 5:30 p.m. ET (2:30 p.m. PT). To hear the conference call live, please dial 210-234-0004 (domestic and international) and reference the passcode (EQIX). A simultaneous live Webcast of the call will be available over the Internet at www.equinix.com, under the Investor Relations heading.

A replay of the call will be available beginning on Wednesday, July 23, 2008, at 7:30 p.m. (ET) through August 23, 2008 by dialing 203-369-0647. In addition, the Webcast will be available on the company's Web site at www.equinix.com. No password is required for either method of replay.

About Equinix

Equinix is the leading global provider of network-neutral data center and interconnection services, offering premium colocation, traffic exchange and outsourced IT infrastructure solutions. Global enterprises, content companies, systems integrators and network service providers look to Equinix Internet Business Exchange (IBX®) centers for world-class reliability and network diversity. Equinix IBX centers serve as critical, core hubs for IP networks and Internet operations worldwide. With 40 IBX centers located in 18 strategic markets across North America, Europe and Asia-Pacific, Equinix enables customers to reliably operate their mission-critical infrastructure on a global basis.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any litigation relating to past stock option grants and practices; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

Non-GAAP Financial Measures

Equinix continues to provide all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non- GAAP financial measures, such as EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), free cash flow and adjusted free cash flow to evaluate its operations. In presenting these non-GAAP financial measures, Equinix excludes certain non-cash or non-recurring items that it believes are not good indicators of the Company's current or future operating performance. These non-cash or non-recurring items are depreciation, amortization, accretion, stock-based compensation, restructuring charges and, with respect to 2007 results, the loss from conversion and extinguishment of debt and gain on EMS sale. Recent legislative and regulatory changes encourage use of and emphasis on GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. Equinix excludes these non-cash or non-recurring items in order for Equinix's lenders, investors, and industry analysts who review and report on the Company, to better evaluate the Company's operating performance and cash spending levels relative to its industry sector and competitor base.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of our IBX centers and do not reflect our current or future cash spending levels to support our business. Our IBX centers are long-lived assets, and have an economic life greater than ten years. The construction costs of our IBX centers do not recur and future capital expenditures remain minor relative to our initial investment. This is a trend we expect to continue. In addition, depreciation is also based on the estimated useful lives of our IBX centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX centers, and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix excludes amortization expense related to certain intangible assets, as it represents a cost that may not recur and is not a good indicator of the Company's current or future operating performance. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charge liabilities, as these expenses represent costs, which Equinix believes are not meaningful in evaluating the Company's current operations. Equinix excludes non-cash stock-based compensation expense as it represents expense attributed to stock awards that have no current or future cash obligations. As such, we, and our investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of our operations. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to the Company's decision to exit leases for excess space adjacent to several of our IBX centers, which we do not intend to build out now or in the future. With respect to its 2007 results, Equinix excludes the loss from conversion and extinguishment of debt and the gain from EMS sale. The loss from conversion and extinguishment of debt represents activity that is not typical for the company. The gain on EMS sale represents a unique transaction for the Company and future sales of other service offerings are not expected. Management believes such items as restructuring charges, the gain on the sale of a service offering and the loss from conversion and extinguishment of debt are unique transactions that are not expected to recur, and consequently, does not consider these items as a normal component of expenses or income related to current and ongoing operations.

Our management does not itself, nor does it suggest that investors should, consider such non- GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, we have presented such non-GAAP financial measures to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what management believes to be our core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provide consistency and comparability with past reports and provide a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note, however, that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. In addition, whenever Equinix uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how it was calculated for the three and six months ended June 30, 2008 and 2007, presented within this press release.

EQUINIX, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP PRESENTATION (in thousands, except per share detail) (unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Recurring revenues	$163,395	$150,359	$87,904	$313,754	$168,790
Non-recurring revenues	8,649	7,859	3,933	16,508	8,156
Revenues	172,044	158,218	91,837	330,262	176,946

Cost of revenues	102,008	94,486	55,609	196,494	108,374
Gross profit	70,036	63,732	36,228	133,768	68,572

Operating expenses:
Sales and marketing	15,290	15,351	8,896	30,641	17,972
General and administrative	41,445	34,376	24,478	75,821	46,940
Restructuring charges	-	-	407	-	407
Total operating expenses	56,735	49,727	33,781	106,462	65,319

Income from operations	13,301	14,005	2,447	27,306	3,253

Interest and other income (expense):
Interest income	2,411	3,441	5,082	5,852	7,031
Interest expense	(12,823)	(13,594)	(5,986)	(26,417)	(9,578)
Other income (expense)	(918)	2,040	(129)	1,122	1
Loss on conversion and extinguishment of debt	-	-	-	-	(3,395)
Total interest and other, net	(11,330)	(8,113)	(1,033)	(19,443)	(5,941)

Net income (loss) before income taxes	1,971	5,892	1,414	7,863	(2,688)

Income taxes	258	(471)	(197)	(213)	(551)

Net income (loss)	$2,229	$5,421	$1,217	$7,650	$(3,239)

Net income (loss) per share:

Basic net income (loss) per share	$0.06	$0.15	$0.04	$0.21	$(0.11)

Diluted net income (loss) per share	$0.06	$0.15	$0.04	$0.20	$(0.11)

Shares used in computing basic net income (loss) per share	36,572	36,277	31,126	36,424	30,424

Shares used in computing diluted net income (loss) per share	37,844	37,259	32,641	37,570	30,424

EQUINIX, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP PRESENTATION (in thousands) (unaudited)

		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,	June 30,
		2008	2008	2007	2008	2007

Recurring revenues		$163,395	$150,359	$87,904	$313,754	$168,790
Non-recurring revenues		8,649	7,859	3,933	16,508	8,156
	Revenues (1)	172,044	158,218	91,837	330,262	176,946

Cash cost of revenues (2)		66,088	61,761	33,739	127,849	65,670
	Cash gross profit (3)	105,956	96,457	58,098	202,413	111,276

Cash operating expenses (4):
	Cash sales and marketing expenses (5)	10,911	11,477	7,116	22,388	13,551
	Cash general and administrative expenses (6)	25,911	22,711	15,671	48,622	30,036
	Total cash operating expenses (7)	36,822	34,188	22,787	71,010	43,587

EBITDA (8)		$69,134	$62,269	$35,311	$131,403	$67,689

Cash gross margins (9)		62%	61%	63%	61%	63%

EBITDA flow-through rate (10)		50%	78%	44%	50%	53%

(1)	The geographic split of our revenues on a services basis is presented below:

	United States Revenues:

	Colocation	$83,053	$75,297	$57,993	$158,350	$110,504
	Interconnection	20,106	19,019	16,660	39,125	32,543
	Managed infrastructure	503	554	575	1,057	1,116
	Rental	117	248	325	365	633
	Recurring revenues	103,779	95,118	75,553	198,897	144,796
	Non-recurring revenues	3,468	4,078	2,697	7,546	5,980
	Revenues	107,247	99,196	78,250	206,443	150,776

	Asia-Pacific Revenues:

	Colocation	13,485	11,811	7,648	25,296	14,896
	Interconnection	1,648	1,535	993	3,183	1,830
	Managed infrastructure	3,525	3,662	3,710	7,187	7,268
	Rental	-	-	-	-	-
	Recurring revenues	18,658	17,008	12,351	35,666	23,994
	Non-recurring revenues	1,946	1,165	1,236	3,111	2,176
	Revenues	20,604	18,173	13,587	38,777	26,170

	Europe Revenues:

	Colocation	36,436	34,241	-	70,677	-
	Interconnection	1,638	1,594	-	3,232	-
	Managed infrastructure	2,805	2,284	-	5,089	-
	Rental	79	114	-	193	-
	Recurring revenues	40,958	38,233	-	79,191	-
	Non-recurring revenues	3,235	2,616	-	5,851	-
	Revenues	44,193	40,849	-	85,042	-

	Worldwide Revenues:

	Colocation	132,974	121,349	65,641	254,323	125,400
	Interconnection	23,392	22,148	17,653	45,540	34,373
	Managed infrastructure	6,833	6,500	4,285	13,333	8,384
	Rental	196	362	325	558	633
	Recurring revenues	163,395	150,359	87,904	313,754	168,790
	Non-recurring revenues	8,649	7,859	3,933	16,508	8,156
	Revenues	$172,044	$158,218	$91,837	$330,262	$176,946

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$102,008	$94,486	$55,609	$196,494	$108,374
	Depreciation, amortization and accretion expense	(34,712)	(31,755)	(20,866)	(66,467)	(40,563)
	Stock-based compensation expense	(1,208)	(970)	(1,004)	(2,178)	(2,141)
	Cash cost of revenues	$66,088	$61,761	$33,739	$127,849	$65,670

	The geographic split of our cash cost of revenues is presented below:

	U.S. cash cost of revenues	$33,587	$33,006	$27,899	$66,593	$54,397
	Asia-Pacific cash cost of revenues	8,872	7,769	5,840	16,641	11,273
	Europe cash cost of revenues	23,629	20,986	-	44,615	-
	Cash cost of revenues	$66,088	$61,761	$33,739	$127,849	$65,670

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expenses as operating expenses less depreciation, amortization, stock-based compensation, restructuring charges and gains on asset sales. We also refer to cash operating expenses as cash selling, general and administrative expenses or "cash SG&A".

(5)	We define cash sales and marketing expenses as sales and marketing expenses less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expenses	$15,290	$15,351	$8,896	$30,641	$17,972
	Depreciation and amortization expense	(1,626)	(1,573)	(15)	(3,199)	(30)
	Stock-based compensation expense	(2,753)	(2,301)	(1,765)	(5,054)	(4,391)
	Cash sales and marketing expenses	$10,911	$11,477	$7,116	$22,388	$13,551

(6)	We define cash general and administrative expenses as general and administrative expenses less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expenses	$41,445	$34,376	$24,478	$75,821	$46,940
	Depreciation and amortization expense	(2,447)	(2,595)	(1,531)	(5,042)	(2,893)
	Stock-based compensation expense	(13,087)	(9,070)	(7,276)	(22,157)	(14,011)
	Cash general and administrative expenses	$25,911	$22,711	$15,671	$48,622	$30,036

(7)	Our cash operating expenses, or cash SG&A, as defined above, is presented below:

	Cash sales and marketing expenses	$10,911	$11,477	$7,116	$22,388	$13,551
	Cash general and administrative expenses	25,911	22,711	15,671	48,622	30,036
	Cash SG&A	$36,822	$34,188	$22,787	$71,010	$43,587

	The geographic split of our cash operating expenses, or cash SG&A, is presented below:

	U.S. cash SG&A	$22,846	$20,054	$19,328	$42,900	$36,399
	Asia-Pacific cash SG&A	4,686	5,034	3,459	9,720	7,188
	Europe cash SG&A	9,290	9,100	-	18,390	-
	Cash SG&A	$36,822	$34,188	$22,787	$71,010	$43,587

(8)	We define EBITDA as income (loss) from operations less depreciation, amortization, accretion, stock-based compensation expense, restructuring charges and gains on asset sales as presented below:

	Income (loss) from operations	$13,301	$14,005	$2,447	$27,306	$3,253
	Depreciation, amortization and accretion expense	38,785	35,923	22,412	74,708	43,486
	Stock-based compensation expense	17,048	12,341	10,045	29,389	20,543
	Restructuring charges	-	-	407	-	407
	Gains on asset sales	-	-	-	-	-
	EBITDA	$69,134	$62,269	$35,311	$131,403	$67,689

	The geographic split of our EBITDA is presented below:

	U.S. income (loss) from operations	$15,310	$13,278	$1,246	$28,588	$1,614
	U.S. depreciation, amortization and accretion expense	24,615	23,220	20,626	47,835	40,065
	U.S. stock-based compensation expense	10,889	9,638	8,744	20,527	17,894
	U.S. restructuring charges	-	-	407	-	407
	U.S. gain on asset sale	-	-	-	-	-
	U.S. EBITDA	50,814	46,136	31,023	96,950	59,980

	Asia-Pacific income (loss) from operations	1,138	675	1,201	1,813	1,639
	Asia-Pacific depreciation, amortization and accretion expense	4,449	3,624	1,786	8,073	3,421
	Asia-Pacific stock-based compensation expense	1,459	1,071	1,301	2,530	2,649
	Asia-Pacific restructuring charges	-	-	-	-	-
	Asia-Pacific gain on asset sale	-	-	-	-	-
	Asia-Pacific EBITDA	7,046	5,370	4,288	12,416	7,709

	Europe income (loss) from operations	(3,147)	52	-	(3,095)	-
	Europe depreciation, amortization and accretion expense	9,721	9,079	-	18,800	-
	Europe stock-based compensation expense	4,700	1,632	-	6,332	-
	Europe restructuring charges	-	-	-	-	-
	Europe gain on asset sale	-	-	-	-	-
	Europe EBITDA	11,274	10,763	-	22,037	-

	EBITDA	$69,134	$62,269	$35,311	$131,403	$67,689

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	U.S. cash gross margins	69%	67%	64%	68%	64%

	Asia-Pacific cash gross margins	57%	57%	57%	57%	57%

	Europe cash gross margins	47%	49%	n/a	48%	n/a

(10)	We define EBITDA flow-through rate as incremental EBITDA growth divided by incremental revenue growth as follows:

	EBITDA - current period	$69,134	$62,269	$35,311	$131,403	$67,689
	Less EBITDA - prior period	(62,269)	(47,062)	(32,378)	(87,701)	(55,199)
	EBITDA growth	$6,865	$15,207	$2,933	$43,702	$12,490

	Revenues - current period	$172,044	$158,218	$91,837	$330,262	$176,946
	Less revenues - prior period	(158,218)	(138,714)	(85,109)	(242,496)	(153,498)
	Revenue growth	$13,826	$19,504	$6,728	$87,766	$23,448

	EBITDA flow-through rate	50%	78%	44%	50%	53%

EQUINIX, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

Assets	June 30,	December 31,
	2008	2007

Cash, cash equivalents and investments	$324,749	$383,900
Accounts receivable, net	63,105	60,089
Property and equipment, net	1,331,017	1,162,720
Goodwill and other intangible assets, net	530,381	505,628
Debt issuance costs, net	19,720	21,333
Deposits	17,704	16,731
Restricted cash	16,075	1,982
Prepaid expenses	12,948	11,070
Deferred tax assets	6,808	6,404
Taxes receivable	2,575	3,437
Other assets	5,900	4,069
Total assets	$2,330,982	$2,177,363

Liabilities and Stockholders' Equity

Accounts payable	$17,840	$14,816
Accrued expenses	56,882	50,280
Accrued property and equipment	53,029	76,504
Accrued restructuring charges	11,059	12,140
Capital lease and other financing obligations	101,399	97,412
Mortgage and loans payable	412,397	330,496
Convertible debt	678,236	678,236
Deferred rent	30,557	26,912
Deferred installation revenue	33,143	26,537
Deferred tax liabilities	24,115	21,249
Deferred recurring revenue	10,428	9,556
Asset retirement obligations	10,715	8,759
Customer deposits	10,931	8,844
Other liabilities	1,578	989
Total liabilities	1,452,309	1,362,730

Common stock	37	37
Additional paid-in capital	1,425,778	1,376,915
Accumulated other comprehensive income	3,840	(3,687)
Accumulated deficit	(550,982)	(558,632)
Total stockholders' equity	878,673	814,633

Total liabilities and stockholders' equity	$2,330,982	$2,177,363

Ending headcount by geographic region is as follows:

U.S. headcount	591	546
Asia-pacific headcount	181	187
Europe headcount	246	178
Total headcount	1,018	911

EQUINIX, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - GAAP PRESENTATION (in thousands) (unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Net cash provided by operating activities	$64,958	$62,984	$37,862	$127,942	$57,712
Net cash used in investing activities	(216,215)	(136,200)	(181,892)	(352,415)	(229,949)
Net cash provided by financing activities	41,924	44,598	50,519	86,522	323,772
Effect of foreign currency exchange rates on cash and cash equivalents	(374)	(1,181)	449	(1,555)	500
Net increase (decrease) in cash and cash equivalents	(109,707)	(29,799)	(93,062)	(139,506)	152,035
Cash and cash equivalents at beginning of period	260,834	290,633	327,660	290,633	82,563
Cash and cash equivalents at end of period	$151,127	$260,834	$234,598	$151,127	$234,598

In addition to the above condensed consolidated statements of cash flows presented on a GAAP basis, the Company presents non-GAAP condensed consolidated statements of cash flows which combine the Company's short-term and long-term investments with our cash and cash equivalents in an effort to present our total unrestricted cash and equivalent balances as presented herein in our condensed consolidated balance sheets.

Following is a reconciliation of our cash and cash equivalents to our cash, cash equivalents and investments, which is the basis of how our non-GAAP condensed consolidated statements of cash flows are presented on the following page:

Cash and cash equivalents	$151,127	$260,834	$234,598	$151,127	$234,598
Short-term investments	64,980	37,694	67,728	64,980	67,728
Long-term investments	108,642	26,998	21,640	108,642	21,640
Cash, cash equivalents and investments as presented on condensed balance sheet presented herein	$324,749	$325,526	$323,966	$324,749	$323,966

EQUINIX, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - NON-GAAP PRESENTATION (1) (in thousands) (unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Cash flows from operating activities:
Net income (loss)	$2,229	$5,421	$1,217	$7,650	$(3,239)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	38,785	35,923	22,412	74,708	43,486
Stock-based compensation	17,048	12,341	10,045	29,389	20,543
Debt issuance costs	1,178	1,403	784	2,581	1,173
Restructuring charges	-	-	407	-	407
Other reconciling items	268	533	138	801	145
Changes in operating assets and liabilities:
Accounts receivable	(4,037)	2,506	(494)	(1,531)	(1,410)
Accounts payable and accrued expenses	4,430	1,107	7,950	5,537	5,293
Accrued restructuring charges	(695)	(745)	(3,354)	(1,440)	(6,897)
Other assets and liabilities	7,275	4,643	(965)	11,918	(1,267)
Net cash provided by operating activities	66,481	63,132	38,140	129,613	58,234
Cash flows from investing activities:
Purchase of Virtu, less cash acquired	-	(23,241)	-	(23,241)	-
Purchase of Los Angeles IBX property	-	-	(49,040)	-	(49,040)
Purchase of San Jose IBX property	-	-	-	-	(6,500)
Purchases of other property and equipment	(84,458)	(125,643)	(139,832)	(210,101)	(206,888)
Accrued property and equipment	(23,176)	(3,065)	31,425	(26,241)	47,879
Proceeds from asset sales	-	-	-	-	-
Other investing activities	(732)	(13,169)	-	(13,901)	(470)
Net cash used in investing activities	(108,366)	(165,118)	(157,447)	(273,484)	(215,019)
Cash flows from financing activities:
Proceeds from stock options and employee stock purchase plans	12,000	7,238	6,876	19,238	17,162
Proceeds from convertible subordinated notes	-	-	-	-	250,000
Proceeds from mortgage and loans payable	35,643	41,882	44,656	77,525	69,263
Repayment of capital lease and other financing obligations	(952)	(966)	(480)	(1,918)	(945)
Repayment of mortgage and loans payable	(4,330)	(3,092)	(533)	(7,422)	(1,030)
Debt issuance costs	(437)	(464)	-	(901)	(10,678)
Other financing activities	-	-	-	-	-
Net cash provided by financing activities	41,924	44,598	50,519	86,522	323,772
Effect of foreign currency exchange rates on cash and cash equivalents	(816)	(986)	355	(1,802)	498
Net increase (decrease) in cash, cash equivalents and investments	(777)	(58,374)	(68,433)	(59,151)	167,485
Cash, cash equivalents and investments at beginning of period	325,526	383,900	392,399	383,900	156,481
Cash, cash equivalents and investments at end of period	$324,749	$325,526	$323,966	$324,749	$323,966

Free cash flow (2)	$(41,885)	$(101,986)	$(119,307)	$(143,871)	$(156,785)

Adjusted free cash flow (3)	$(41,885)	$(78,745)	$(70,267)	$(120,630)	$(101,245)

(1)

The cash flow statements presented herein combine our short-term and long-term investments with our cash and cash equivalents in an effort to present our total unrestricted cash and equivalent balances. In our quarterly filings with the SEC on Forms 10-Q and 10-K, the purchases, sales and maturities of our short-term and long-term investments will be presented as activities within the investing activities portion of the cash flow statements.

(2)

We define free cash flow as net cash provided by operating activities plus net cash used in investing activities (excluding the purchases, sales and maturities of short-term and long-term investments) as presented below:

Net cash provided by operating activities as presented above	$66,481	$63,132	$38,140	$129,613	$58,234
Net cash used in investing activities as presented above	(108,366)	(165,118)	(157,447)	(273,484)	(215,019)
Free cash flow	$(41,885)	$(101,986)	$(119,307)	$(143,871)	$(156,785)

(3)	We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases or sales of real estate and acquisitions and proceeds from asset sales as presented below:

Free cash flow (as defined above)	$(41,885)	$(101,986)	$(119,307)	$(143,871)	$(156,785)
Less purchase of Virtu, less cash acquired	-	23,241	-	23,241	-
Less purchase of Los Angeles IBX property	-	-	49,040	-	49,040
Less purchase of San Jose IBX property	-	-	-	-	6,500
Less proceeds from asset sales	-	-	-	-	-
Adjusted free cash flow	$(41,885)	$(78,745)	$(70,267)	$(120,630)	$(101,245)

CONTACT:
K/F Communications, Inc. for Equinix
David Fonkalsrud, 415-255-6506 (Media)
dave@kfcomm.com
or
Equinix, Inc.
Jason Starr, 650-513-7402 (Investor Relations)
jstarr@equinix.com